Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-213765

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated March 6, 2019

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 26, 2017)

$

$                   Floating Rate Senior Notes due 2022

$                         % Senior Notes due 2022

Duke Energy Corporation is offering $                     aggregate principal amount of Senior Notes in two series. We are offering $         aggregate principal amount of Floating Rate Senior Notes due 2022 (the “Floating Rate Notes”) and $        aggregate principal amount of     % Senior Notes due 2022 (the “Fixed Rate Notes,” and together with the Floating Rate Notes, the “Notes”).  The per annum interest rate on the Floating Rate Notes will be reset quarterly based on the three-month LIBOR plus       basis points.  The per annum interest rate on the Fixed Rate Notes will be   %.

We will pay interest on the Floating Rate Notes quarterly in arrears on               ,                ,               and                 of each year, beginning on                      , 2019. The Floating Rate Notes will mature as to principal on March 11, 2022.  We will pay interest on the Fixed Rate Notes semi-annually in arrears on                        and                         of each year, beginning on                       , 2019.  The Fixed Rate Notes will mature as to principal on March 11, 2022.

We may redeem the Fixed Rate Notes at our option at any time, in whole or in part and from time to time, at the applicable redemption price, as described in this prospectus supplement under the caption “Description of the Notes—Fixed Rate Notes—Optional Redemption.”  We may not redeem the Floating Rate Notes prior to maturity. The Notes will not have the benefit of any sinking fund.  The Notes will be our direct, unsecured and unsubordinated obligations, ranking equally in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated debt.

The Notes will not be listed on any securities exchange or included in any automated quotation system.  Currently, there is no public market for the Notes.  Please read the information provided under the caption “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus for a more detailed description of the Notes.

Investing in the Notes involves risks.  See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Price to Public(1)		Underwriting Discount(2)		Proceeds to Duke Energy Corporation Before Expenses
Per Floating Rate Note		%		%		%
Total Floating Rate Notes	$		$		$
Per Fixed Rate Note		%		%		%
Total Fixed Rate Notes	$		$		$

(1)         Plus accrued interest from March      , 2019, if settlement occurs after that date.

(2)   The underwriters have agreed to reimburse us for a portion of our expenses incurred in connection with these offerings.  See “Underwriting (Conflicts of Interest).”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

We expect the Notes to be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A. and Euroclear Bank S.A./N.V., on or about March         , 2019.

Joint Book-Running Managers

J.P. Morgan	Scotiabank

The date of this prospectus supplement is March         , 2019.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us.  We have not, and the underwriters have not, authorized anyone to provide you with information that is different.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted.  You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us is accurate as of any date other than the date of the document containing the information or such other date as may be specified therein.  Our business, financial condition, liquidity, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts.  The first part is this prospectus supplement, which describes the specific terms of these offerings.  The second part, the accompanying prospectus, gives more general information, some of which does not apply to these offerings.

If the description of the offerings varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

It is important for you to read and consider all information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision.  You should also read and consider the information contained in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Duke Energy,” “we,” “us” and “our” or similar terms are to Duke Energy Corporation and its subsidiaries.

Notice to Prospective Investors in the European Economic Area

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the Prospectus Directive (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of the Notes in any Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Directive (“Qualified Investors”). Accordingly, any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of one of the offerings contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to Qualified Investors. Neither Duke Energy Corporation nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended or superseded), and includes any relevant implementing measure in the Relevant Member State.

Prohibition of Sales to EEA Retail Investors—The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended or superseded (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus, and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.  See “Where You Can Find More Information” in this prospectus supplement for information about how you can obtain the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.  Investing in the Notes involves risks.  See “Risk Factors” in this prospectus supplement.

Duke Energy Corporation

Duke Energy, together with its subsidiaries, is a diversified energy company with both regulated and unregulated utility operations.  We conduct business through the following operating business segments:  Electric Utilities and Infrastructure, Gas Utilities and Infrastructure, and Commercial Renewables.

Duke Energy’s Electric Utilities and Infrastructure segment conducts operations primarily through the regulated public utilities of Duke Energy Carolinas, LLC, Duke Energy Progress, LLC, Duke Energy Florida, LLC, Duke Energy Indiana, LLC and Duke Energy Ohio, Inc.  Duke Energy’s Electric Utilities and Infrastructure segment provides retail electric service through the generation, transmission, distribution and sale of electricity to approximately 7.7 million customers within the Southeast and Midwest regions of the U.S. The service territory is approximately 95,000 square miles across six states with a total estimated population of 24 million people. The operations include electricity sold wholesale to municipalities, electric cooperative utilities and other load-serving entities. Duke Energy’s Electric Utilities and Infrastructure segment is also a joint owner of certain electric transmission projects.

Duke Energy’s Gas Utilities and Infrastructure segment conducts natural gas operations primarily through the regulated public utilities of Piedmont Natural Gas Company, Inc. and Duke Energy Ohio, Inc. Duke Energy’s Gas Utilities and Infrastructure segment serves residential, commercial, industrial and power generation natural gas customers, including customers served by municipalities who are wholesale customers. Duke Energy’s Gas Utilities and Infrastructure segment has over 1.6 million customers, including more than 1.1 million customers located in North Carolina, South Carolina and Tennessee, and an additional 531,000 customers located within southwestern Ohio and northern Kentucky.

Duke Energy’s Commercial Renewables segment primarily acquires, develops, builds, operates and owns wind and solar renewable generation throughout the continental U.S. The portfolio includes nonregulated renewable energy and energy storage businesses.  This segment’s renewable energy includes utility-scale wind and solar generation assets, distributed solar generation assets and a battery storage project, which total 2,991 megawatts across 19 states from 21 wind facilities, 100 solar facilities and one battery storage facility. Revenues are primarily generated by selling the power produced from renewable generation through long-term contracts to utilities, electric cooperatives, municipalities and commercial and industrial customers. In most instances, these customers have obligations under state-mandated renewable energy portfolio standards or similar state or local renewable energy goals.

Duke Energy is a Delaware corporation.  The address of Duke Energy’s principal executive offices is 550 South Tryon Street, Charlotte, North Carolina 28202-1803 and its telephone number is (704) 382-3853.  Duke Energy’s common stock is listed and trades on the New York Stock Exchange under the symbol “DUK.”

The foregoing information about Duke Energy is only a general summary and is not intended to be comprehensive.  For additional information about Duke Energy, you should refer to the information described under the caption “Where You Can Find More Information” in this prospectus supplement.

The Offerings

Issuer	Duke Energy Corporation

Securities Offered	We are offering $ aggregate principal amount of the Floating Rate Notes and $ aggregate principal amount of the Fixed Rate Notes.

Maturity Dates	The Floating Rate Notes will mature on March 11, 2022. The Fixed Rate Notes will mature on March 11, 2022.

Interest Rates	The per annum interest rate on the Floating Rate Notes will be reset quarterly based on the three-month LIBOR plus basis points. The per annum interest rate on the Fixed Rate Notes will be %.

Interest Payment Dates

Interest on the Floating Rate Notes will be payable quarterly in arrears on           ,           ,           and           of           each year, beginning on           , 2019.

Interest on the Fixed Rate Notes will be payable semi-annually in arrears on           and           of           each year, beginning on           , 2019.

Ranking

The Notes will be two new series of our direct, unsecured and unsubordinated obligations, ranking equally in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated debt. At December 31, 2018, we had approximately $16.5 billion of outstanding indebtedness, consisting of approximately $15.5 billion of unsecured and unsubordinated indebtedness and $1.0 billion of unsecured junior subordinated indebtedness. Our Indenture (as defined herein) contains no restrictions on the amount of additional indebtedness that we may issue under it.

The Notes will be structurally subordinated to all liabilities and any preferred stock of our subsidiaries. At December 31, 2018, our subsidiaries had approximately $39.2 billion of indebtedness, payment upon approximately $650 million of which is guaranteed by Duke Energy Corporation. All of such guarantees were granted to the holders of certain unsecured debt of our subsidiary Duke Energy Carolinas, LLC, in connection with changes in our corporate structure relating to the closing of our merger with Cinergy Corp. in 2006.

Optional Redemption

We will have the right to redeem the Fixed Rate Notes at any time, in whole or in part and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Fixed Rate Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year

consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus       basis points, plus, in either case, accrued and unpaid interest on the principal amount of the Fixed Rate Notes being redeemed to, but excluding, such redemption date.

We may not redeem the Floating Rate Notes prior to their maturity.

No Sinking Fund	There will not be any sinking fund for the Notes.

Use of Proceeds

The aggregate net proceeds from the sale of the Notes, after deducting the respective underwriting discounts and related offering expenses and giving effect to the underwriters’ reimbursement to us, will be approximately $          . The aggregate net proceeds from the sale of the Notes are expected to be used to repay a portion of our outstanding commercial paper and for general corporate purposes. At February 28, 2019, we had approximately $3.0 billion of commercial paper outstanding. Our outstanding commercial paper has a weighted average interest rate of approximately 2.77% per year. We issue commercial paper from time to time to fund our working capital and other needs and those of our subsidiaries. See “Use of Proceeds.”

We expect that the sale of each series of the Notes will take place concurrently. However, the sales of the Notes are not conditioned upon each other, and we may consummate the sale of one or more series of Notes and not any of the other series of Notes, or consummate the sales at different times.

Conflicts of Interest

Certain of the underwriters or their affiliates may own some of our commercial paper, the repayment of which will be funded with the aggregate net proceeds from the sale of the Notes. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Book-Entry

Each series of the Notes will be represented by one or more global securities registered in the name of and deposited with or on behalf of The Depository Trust Company (“DTC”) or its nominee. Beneficial interests in each series of the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through either DTC in the United States or Clearstream Banking, S.A. (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants in those systems, or indirectly through organizations which are participants in those systems. This means that you will not receive a certificate for your Notes and Notes will not be registered in your name, except under certain limited circumstances described under the caption “Book-Entry System.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Calculation Agent	The Bank of New York Mellon Trust Company, N.A.

Risk Factors

An investment in the Floating Rate Notes involves risks. You should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information in this prospectus supplement and the accompanying prospectus, including “Cautionary Statement Regarding Forward-Looking Information” in this prospectus supplement, before making an investment decision.

RISK FACTORS

In addition to the risk factors described below, you should carefully consider the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2018, which has been filed with the Securities and Exchange Commission (the “SEC”) and is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Additional Risks Related to the Floating Rate Notes

Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the value of the Floating Rate Notes.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR.

Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the United Kingdom’s Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021.   At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR, other benchmarks or floating rate debt securities, including the Floating Rate Notes. Uncertainty as to the nature of such potential discontinuance, modification, alternative reference rates or other reforms may materially adversely affect the trading market for securities linked to such benchmarks, including the Floating Rate Notes. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for the Floating Rate Notes, and consequently the value of the Floating Rate Notes, to be materially lower than expected.

If the Calculation Agent is unable to determine three-month LIBOR based on screen-based reporting or if three-month LIBOR is discontinued, interest on the Floating Rate Notes will be calculated by alternative means, which could adversely affect the interest rate on the Floating Rate Notes and the return on, value of and market for the Floating Rate Notes.

Under the terms of the Floating Rate Notes, the interest rate on the Floating Rate Notes is based on three-month LIBOR.  If the Calculation Agent is unable to determine three-month LIBOR based on screen-based reporting of that base rate, except where LIBOR has been discontinued, LIBOR will be determined on the basis of (i) the rates at which deposits in U.S. dollars for the Interest Period (as defined herein) and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market or, under certain circumstances, (ii) the rates quoted by three major banks in New York City for loans in U.S. dollars to leading European banks for that Interest Period and in a principal amount of not less than $1,000,000. If the Calculation Agent is also unable to obtain suitable quotations, LIBOR for that Interest Period will be the same as LIBOR as determined for the previous Interest Period.

In addition, if we determine on the relevant Interest Determination Date (as defined herein) that LIBOR for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been permanently discontinued, or the reference to LIBOR becomes illegal, or most other debt obligations similar to the Floating Rate Notes have converted away from LIBOR to a new reference rate, the Calculation Agent will use, as directed by us, as a substitute for three-month LIBOR, the alternative reference rate selected by the central bank, reserve bank, monetary authority or similar institution (including any committee or working group thereof) that is consistent with accepted market practice.  In such instances, the Calculation Agent will, as directed by us, make such adjustments to the Alternative Rate (as defined herein) and the spread thereon to account for the basis between LIBOR and the Alternative Rate, as well as the business day convention, Interest Determination Dates (as defined herein) and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for floating rate debt securities such as the Floating Rate Notes.  If we determine that the three-month LIBOR has been permanently discontinued and no Alternative Rate has been determined, we may appoint in our sole discretion an independent financial advisor (the “IFA”) to determine an appropriate Alternative Rate, and any Adjustments, and the decision of the IFA will be binding on us, the Calculation Agent, the Trustee and the holders of the Floating Rate Notes.  If, however, we determine that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, LIBOR will be equal to such rate on the Interest Determination Date when LIBOR for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 was last available on BBAM (as defined herein) and, if such page is not available from the Reuters LIBOR01 Page, as determined by the Calculation Agent.  See “Description of the Notes—Interest and Payment—Floating Rate Notes.”  Any of the foregoing determinations or actions could result in adverse consequences to the interest rate on the Floating Rate Notes, which could adversely affect the return on, value of and market for the Floating Rate Notes.

Regulation and reform of interest rate “benchmarks,” including LIBOR, may cause such “benchmarks” to perform differently than in the past, to disappear entirely or to have other consequences which cannot be predicted.

LIBOR and other interest rate, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of recent international, national and other regulatory guidance and proposals for reform.  Some of these reforms are already effective while others are still to be implemented.  These reforms may cause such “benchmarks” to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted.  Any such consequence could have a material adverse effect on the return on, value of and market for the Floating Rate Notes.  Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of LIBOR and other “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of such “benchmarks” and complying with any such regulations or requirements.  Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks,” trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the disappearance of certain “benchmarks.”  In particular, changes in the manner of administration of LIBOR could result in adverse consequences to the interest rate on the Floating Rate Notes, which could adversely affect the return on, value of and market for the Floating Rate Notes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Forward-looking statements are based on management’s beliefs and assumptions and can often be identified by terms and phrases that include “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” or other similar terminology.  Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized.  These factors include, but are not limited to:

•                  State, federal and foreign legislative and regulatory initiatives, including costs of compliance with existing and future environmental requirements, including those related to climate change, as well as rulings that affect cost and investment recovery or have an impact on rate structures or market prices;

•                  The extent and timing of costs and liabilities to comply with federal and state laws, regulations, and legal requirements related to coal ash remediation, including amounts for required closure of certain ash impoundments, are uncertain and difficult to estimate;

•                  The ability to recover eligible costs, including amounts associated with coal ash impoundment retirement obligations and costs related to significant weather events, and to earn an adequate return on investment through rate case proceedings and the regulatory process;

•                  The costs of decommissioning Crystal River Unit 3 and other nuclear facilities could prove to be more extensive than amounts estimated and all costs may not be fully recoverable through the regulatory process;

•                  The risk that the credit ratings of Duke Energy or its subsidiaries may be different from what the companies expect;

•                  Costs and effects of legal and administrative proceedings, settlements, investigations and claims;

•                  Industrial, commercial and residential growth or decline in service territories or customer bases resulting from sustained downturns of the economy and the economic health of our service territories or variations in customer usage patterns, including energy efficiency efforts and use of alternative energy sources, including self-generation and distributed generation technologies;

•                  Federal and state regulations, laws and other efforts designed to promote and expand the use of energy efficiency measures and distributed generation technologies, such as private solar and battery storage, in Duke Energy service territories could result in customers leaving the electric distribution system, excess generation resources as well as stranded costs;

•                  Advancements in technology;

•                  Additional competition in electric and natural gas markets and continued industry consolidation;

•                  The influence of weather and other natural phenomena on operations, including the economic, operational and other effects of severe storms, hurricanes, droughts, earthquakes and tornadoes, including extreme weather associated with climate change;

•                  The ability to successfully operate electric generating facilities and deliver electricity to customers including direct or indirect effects to the company resulting from an incident that affects the U.S. electric grid or generating resources;

•                  The ability to obtain the necessary permits and approvals and to complete necessary or desirable pipeline expansion or infrastructure projects in our natural gas business;

•                  Operational interruptions to our natural gas distribution and transmission activities;

•                  The availability of adequate interstate pipeline transportation capacity and natural gas supply;

•                  The impact on facilities and business from a terrorist attack, cybersecurity threats, data security breaches, operational accidents, information technology failures or other catastrophic events such as fires, explosions, pandemic health events or other similar occurrences;

•                  The inherent risks associated with the operation of nuclear facilities, including environmental, health, safety, regulatory and financial risks, including the financial stability of third-party service providers;

•                  The timing and extent of changes in commodity prices and interest rates and the ability to recover such costs through the regulatory process, where appropriate, and their impact on liquidity positions and the value of underlying assets;

•                  The results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, interest rate fluctuations, compliance with debt covenants and conditions and general market and economic conditions;

•                  Declines in the market prices of equity and fixed-income securities and resultant cash funding requirements for defined benefit pension plans, other post-retirement benefit plans and nuclear decommissioning trust funds;

•                  Construction and development risks associated with the completion of Duke Energy’s or its subsidiaries’ capital investment projects, including risks related to financing, obtaining and complying with terms of permits, meeting construction budgets and schedules, and satisfying operating and environmental performance standards, as well as the ability to recover costs from customers in a timely manner, or at all;

•                  Changes in rules for regional transmission organizations, including changes in rate designs and new and evolving capacity markets, and risks related to obligations created by the default of other participants;

•                  The ability to control operation and maintenance costs;

•                  The level of creditworthiness of counterparties to transactions;

•                  Employee workforce factors, including the potential inability to attract and retain key personnel;

•                  The ability of our subsidiaries to pay dividends or distributions to Duke Energy Corporation;

•                  The performance of projects undertaken by our nonregulated businesses and the success of efforts to invest in and develop new opportunities;

•                  The effect of accounting pronouncements issued periodically by accounting standard-setting bodies;

•                  The impact of U.S. tax legislation to our financial condition, results of operations or cash flows and our credit ratings;

•                  The impacts from potential impairments of goodwill or equity method investment carrying values;  and

•                  The ability to implement our business strategy, including enhancing existing technology systems.

Additional risks and uncertainties are identified and discussed in our reports filed with the SEC and available at the SEC’s website.  In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made and we expressly disclaim an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The aggregate net proceeds from the sale of the Notes, after deducting the respective underwriting discounts and related offering expenses and giving effect to the underwriters’ reimbursement to us, will be approximately $            .  The aggregate net proceeds from the sale of the Notes are expected to be used to repay a portion of our outstanding commercial paper and for general corporate purposes. At February 28, 2019, we had approximately $3.0 billion of commercial paper outstanding.  Our outstanding commercial paper has a weighted average interest rate of approximately 2.77% per year. We issue commercial paper from time to time to fund our working capital and other needs and those of our subsidiaries.  Certain of the underwriters or their affiliates may own some of our commercial paper, the repayment of which will be funded with the aggregate net proceeds from the sale of the Notes. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

We expect that the sales of the Floating Rate Notes and the Fixed Rate Notes will take place concurrently. However, the sales of the Floating Rate Notes and the Fixed Rate Notes are not conditioned upon each other, and we may consummate the sale of one series and not the other, or consummate the sales at different times.

DESCRIPTION OF THE NOTES

General

The following description of the terms of the Notes summarizes certain general terms that will apply to the Notes.  The Notes will be issued as two new series of senior debt securities under an Indenture between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as Trustee, dated as of June 3, 2008, as supplemented from time to time, including by the Twenty-first Supplemental Indenture, to be dated as of March       , 2019, collectively referred to as the “Indenture.”

Please read the following information concerning the Notes in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes.  Capitalized terms not defined in this prospectus supplement are used as defined in the Indenture or as otherwise provided in the accompanying prospectus.

The Notes are issuable in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

The Floating Rate Notes will be issued in an initial aggregate principal amount of $                        and the Fixed Rate Notes will be issued in an initial aggregate principal amount of $                        .

We may from time to time, without the consent of existing holders, create and issue further notes having the same terms and conditions as the Floating Rate Notes or Fixed Rate Notes being offered hereby in all respects, except for the issue date, the issue price and, if applicable, the first payment of interest thereon and the initial interest accrual date; provided, however, that any such additional notes must be fungible with the then outstanding Floating Rate Notes or Fixed Rate Notes, as the case may be, for U.S. federal income tax purposes, and any such additional notes, together with the then outstanding notes of such series, will be taken to constitute the same series of notes under the Indenture.

As used in this prospectus supplement, “business day” means, with respect to the Notes, any day other than a Saturday or Sunday that is neither a legal holiday in New York, New York nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close, or a day on which the Corporate Trust Office is closed for business.

Ranking

The Notes will be our direct, unsecured and unsubordinated obligations, ranking equally in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated debt.  At December 31, 2018, we had approximately $16.5 billion of outstanding indebtedness, consisting of approximately $15.5 billion of unsecured and unsubordinated indebtedness and $1.0 billion of unsecured junior subordinated indebtedness.  Our Indenture contains no restrictions on the amount of additional indebtedness that we may issue under it.

The Notes will be structurally subordinated to all liabilities and any preferred stock of our subsidiaries.  At December 31, 2018, our subsidiaries had approximately $39.2 billion of indebtedness, payment upon approximately $650 million of which is guaranteed by Duke Energy Corporation.  All of such guarantees were granted to the holders of certain unsecured debt of our subsidiary Duke Energy Carolinas, LLC, in connection with changes in our corporate structure relating to the closing of our merger with Cinergy Corp. in 2006.

Interest and Payment

Floating Rate Notes

The Floating Rate Notes will mature on March 11, 2022.  Until the principal amount of the Floating Rate Notes has been paid or made available for payment, we will make interest payments on the Floating Rate Notes quarterly in arrears on                ,               ,                 and               of each year to the person(s) in whose name(s) such Floating Rate Notes are registered at the close of business on the fifteenth calendar day next preceding each quarterly interest payment date (whether or not a business day).  In the event that any interest payment date for the Notes (other than the interest payment date that is the maturity date of the Notes) would otherwise be a day that is not a business day, the interest payment date will be postponed to the next succeeding business day.  If the due date for the payment of principal on the Floating Rate Notes falls on a day that is not a business day, then the payment of principal and interest due on that day will be made on the next succeeding business day, and no interest will accrue on the amounts payable for the period from and after the original due date and until the next business day.

Interest on the Floating Rate Notes will accrue from March     , 2019 or from the most recent interest payment date to which interest on the Floating Rate Notes has been paid or provided for.  The initial interest payment date for the Floating Rate Notes is               , 2019.  Interest on the Floating Rate Notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

The Floating Rate Notes will bear interest for each quarterly Interest Period at a per annum rate determined by the Calculation Agent.  The interest rate applicable during each quarterly Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus         basis points.  Promptly upon such determination, the Calculation Agent will notify the Company and the Trustee, if the Trustee is not then serving as the Calculation Agent, of the interest rate for the new Interest Period.  The interest rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and holders of the Floating Rate Notes, the Company and the Trustee.

Upon the request of a holder of the Floating Rate Notes, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

The accrued interest on the Floating Rate Notes for any period is calculated by multiplying the principal amount of the Floating Rate Notes by an accrued interest factor.  The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.  The interest factor (expressed as a decimal rounded upwards if necessary) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360.

All percentages resulting from any calculation of the interest rate on the Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 0.567845% (or .00567845) being rounded to 0.56785% (or .0056785) and 0.567844% (or .00567844) being rounded to 0.56784% (or .0056784)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

The following definitions apply to the Floating Rate Notes:

“BBAM” means the display that appears on Bloomberg L.P.’s page “BBAM” or any page as may replace such page on such service (or any successor service) for the purpose of displaying the London Interbank Offered rate for U.S. dollar deposits.

“business day” means any day other than a Saturday or Sunday that is neither a legal holiday in New York, New York nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close, or a day on which the Corporate Trust Office of the Trustee is closed for business.

“Calculation Agent” means The Bank of New York Mellon Trust Company, N.A., or its successor appointed by the Company, acting as calculation agent.

“Interest Determination Date” means the second London Business Day immediately preceding the first day of the relevant Interest Period.

“Interest Period” means the period commencing on an interest payment date for the Floating Rate Notes (or, with respect to the initial Interest Period only, commencing on the original issue date for the Floating Rate Notes) and ending on the day before the next succeeding interest payment date for the Floating Rate Notes.

“LIBOR” means, with respect to any Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Period and ending on the next interest payment date that appears on Bloomberg L.P.’s page “BBAM” and, if such page is not available from the Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the Interest Determination Date for that Interest Period, provided that:

(1) If such rate does not appear on BBAM or the Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the Interest Determination Date for that Interest Period, except as provided in clause (2) below, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for the Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market, which may include affiliates of one or more of the underwriters of the Floating Rate Notes, selected by us, at approximately 11:00 a.m., London time, on the Interest Determination Date for that Interest Period.  We will request the principal London office of each such bank to provide a quotation of its rate to the Calculation Agent.  If at least two such quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of such quotations.  If fewer than two quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of the rates quoted by three major banks in New York City, which may include affiliates of one or more of the underwriters of the Floating Rate Notes, selected by us, at approximately 11:00 a.m., New York City time, on the Interest Determination Date for that Interest Period for loans in U.S. dollars to leading European banks for that Interest Period and in a principal amount of not less than $1,000,000.  However, if fewer than three banks selected by us to provide quotations are quoting as described above, LIBOR for that Interest Period will be the same as LIBOR as determined for the previous Interest Period.

(2) Notwithstanding the foregoing, if we determine on the relevant Interest Determination Date that LIBOR for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been permanently discontinued, or the reference to LIBOR becomes illegal, or most other debt obligations similar to the Floating Rate Notes have converted away from LIBOR to a new reference rate,  the Calculation Agent will use, as directed by us, as a substitute for LIBOR and for each future Interest Determination Date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice (the “Alternative Rate”).  As part of such substitution, the Calculation Agent will, as directed by us, make such adjustments to the Alternative Rate and the spread thereon to account for the basis between LIBOR and the Alternative Rate, as well as the business day convention, Interest Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Floating Rate Notes (“Adjustments”).  If we determine that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, we may appoint in our sole discretion an independent financial advisor (the “IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA will be binding on us, the Calculation Agent, the Trustee and the holders of the Floating Rate Notes.  If, however, we determine that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, LIBOR will be equal to such rate on the Interest Determination Date when LIBOR for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 was last available on BBAM and, if such page is not available from the Reuters LIBOR01 Page, as determined by the Calculation Agent.

“London Business Day” means a day that is a business day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

“Reuters LIBOR01 Page” means the display designated as Reuters LIBOR01 on the Reuters 3000 Xtra (or such other page as may replace the Reuters LIBOR01 Page on that service, or such other service as may be nominated for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating the London Interbank Offered rate in the event IBA or its successor no longer does so).

Fixed Rate Notes

The Fixed Rate Notes will mature on March 11, 2022 and will bear interest at a rate of     % per year.  Interest on the Fixed Rate Notes shall be payable semi-annually in arrears on                   and                   of each year, commencing on                      , 2019.  If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day (and without any interest or payment in respect of any such delay) with the same force and effect as if made on such interest payment date.  If a due date for the payment of interest or principal on the Fixed Rate Notes falls on a day that is not a business day, then the payment will be made on the next succeeding business day, and no interest will accrue on the amounts payable for the period from and after the original due date and until the next business day.  Interest will be paid to the person in whose name each Fixed Rate Note is registered at the close of business on the fifteenth calendar day next preceding each semi-annual interest payment date (whether or not a business day).  Interest on the Fixed Rate Notes will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.  Interest on the Fixed Rate Notes will accrue from March     , 2019, or from the most recent interest payment date to which interest has been paid or duly provided for.

Optional Redemption

Floating Rate Notes

We may not redeem the Floating Rate Notes prior to their maturity.

Fixed Rate Notes

The Fixed Rate Notes are redeemable, prior to maturity, as set forth below.

We will have the right to redeem the Fixed Rate Notes at any time, in whole or in part and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Fixed Rate Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus        basis points, plus, in either case, accrued and unpaid interest on the principal amount of the Fixed Rate Notes being redeemed to, but excluding, such redemption date.

For purposes of these redemption provisions, the following terms have the following meanings:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Fixed Rate Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Fixed Rate Notes.

“Comparable Treasury Price” means with respect to any redemption date for the Fixed Rate Notes, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if fewer than four of such Reference Treasury Dealer Quotations are obtained, the average of all such Reference Treasury Dealer Quotations as determined by us.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Scotia Capital (USA) Inc., plus three other financial institutions appointed by us at the time of any redemption, or their respective affiliates or successors, each of which is a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”); provided, however, that if any of the foregoing or their affiliates or successors shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Redemption Procedures

We will provide not less than 10 nor more than 60 days’ notice mailed (or, as long as the Fixed Rate Notes are represented by one or more global securities, transmitted in accordance with DTC’s procedures) to each registered holder of the Fixed Rate Notes to be redeemed.  If the redemption notice is given and funds deposited as required, then interest will cease to accrue from and after the redemption date on the Fixed Rate Notes or portions of such Fixed Rate Notes called for redemption.  In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

Sinking Fund

There is no provision for a sinking fund applicable to the Notes.

Reports

We will provide the Trustee any information, documents or reports required to be filed by us with the SEC under Section 13 or Section 15(d) of the Exchange Act within 15 days after the same is filed with the SEC.  See “Where You Can Find More Information.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the Notes, and does not purport to be a complete analysis of all potential U.S. federal income tax considerations.  This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative rulings and judicial decisions currently in effect, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”) or the courts so as to result in U.S. federal income tax consequences different from those discussed below.  This discussion deals only with a Note held as a capital asset by a beneficial owner who purchased the Note for cash pursuant to this offering at the offer price set forth on the front cover hereof.

This discussion does not describe all of the U.S. federal income tax considerations that may be relevant to investors in light of their particular investment or other circumstances.  This discussion also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax laws.  Special rules apply, for example, if you are:

•                  a bank, thrift, insurance company, regulated investment company or other financial institution or financial service company;

•                  a broker or dealer in securities or foreign currency;

•                  a U.S. person that has a functional currency other than the U.S. dollar;

•                  a partnership or other entity classified as a partnership for U.S. federal income tax purposes (and their beneficial owners);

•                  a person subject to alternative minimum tax;

•                  a person who owns the Notes as part of a straddle, hedging transaction, constructive sale transaction or other risk-reduction transaction;

•                  a tax-exempt entity;

•                  an accrual method taxpayer subject to special tax accounting rules as a result of such taxpayer’s use of financial statements;

•                  a person who has ceased to be a United States citizen or to be taxed as a resident alien; or

•                  a person who acquires the Notes in connection with employment or other performance of services.

In addition, the following discussion does not address all possible tax consequences related to the acquisition, ownership and disposition of the Notes.  In particular, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences, or the consequences arising under any tax treaty.  We have not sought, and do not intend to seek, any ruling or opinion from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or the courts will agree with these statements and conclusions.

Prospective investors should consult their own tax advisors with regard to the application of the U.S. federal income tax considerations discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

U.S. Holders

For purposes of this summary, a “U.S. Holder” means a beneficial owner of a Note that for U.S. federal income tax purposes is:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust or (b) the trust has validly elected to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership.  If you are a partner in a partnership holding Notes, you should consult your tax advisor as to the particular U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the Notes applicable to them.

Payment of Interest

It is anticipated, and this discussion assumes, that the Notes will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes.  In such case, interest on a Note will generally be taxable to you as ordinary income at the time it is received or accrued, in accordance with your usual method of accounting for tax purposes.  If, however, the issue price of the Notes is less than its stated principal amount and the difference is equal to or more than a de minimis amount (as set forth in the applicable Treasury regulations), you will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes equal to the difference between (a) the amount realized upon the sale, exchange, redemption, retirement, or other taxable disposition (except to the extent attributable to accrued and unpaid stated interest, which will generally be taxable as ordinary income to the extent not previously included in income), and (b) the U.S. Holder’s tax basis in the Notes.  A U.S. Holder’s tax basis in a Note generally will equal its purchase price for the Note.

Gain or loss on the disposition of Notes will generally be capital gain or loss and will be long-term capital gain or loss if the Notes have been held for more than one year at the time of disposition.  Certain non-corporate U.S. Holders, including individuals, may be eligible for a reduced rate of tax on long-term capital gains.  The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of Notes.  Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the Notes.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments to certain non-corporate U.S. Holders of principal and interest on a Note and the proceeds from the sale of a Note.  If you are a U.S. Holder, you may be subject to backup withholding, currently at a rate of 24%, when you receive interest with respect to the Notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the Notes.  In general, you can avoid this backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or suitable substitute form that provides:

•                  your correct taxpayer identification number; and

•                  a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on IRS Form W-9 or suitable substitute form in a timely manner, you may be subject to penalties imposed by the IRS.

Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established.  Backup withholding is not an additional tax and amounts withheld may be refunded or credited against your federal income tax liability, provided you furnish required information to the IRS.

Non-U.S. Holders

For purposes of this summary, a Non-U.S. Holder is any beneficial owner of a Note that is neither a U.S. Holder nor a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes).

Payment of Interest

As discussed above, it is anticipated, and this discussion assumes, that the Notes will not be issued with more than a de minimis amount of original issue discount.  Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the Notes that is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, provided that such Non-U.S. Holder (A) does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) is not a controlled foreign corporation that is related to us directly or constructively through stock ownership, (C) is not a bank receiving such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (D) satisfies certain certification requirements.  Such certification requirements will be met if (x) the Non-U.S. Holder provides its name and address, and certifies on an IRS Form W-8BEN or W-8BEN-E (or a substantially similar form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the Notes on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof.  In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the Notes is a United States person.

If interest on the Notes is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, but such Non-U.S. Holder does not satisfy the other requirements outlined in the preceding paragraph, interest on the Notes generally will be subject to U.S. withholding tax at a 30% rate (or a lower applicable treaty rate).

If interest on the Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis at the rate applicable to United States persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax or a lower applicable treaty branch profits tax rate).  If interest on the Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such interest payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or our paying agent with the appropriate documentation (generally an IRS Form W-8ECI).

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below under “—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax with respect to gain, if any, recognized on the sale or other taxable disposition of the Notes.  A Non-U.S. Holder will also generally not be subject to U.S. federal income tax with respect to such gain, unless (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied.  In the case described in (i) above, gain or loss recognized on the disposition of such Notes generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a United States person, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty branch profits tax rate).  In the case described in (ii) above, the Non-U.S. Holder will be subject to a 30% tax (or a lower applicable treaty rate) on any capital gain recognized on the disposition of the Notes (after being offset by certain U.S. source capital losses).

Information Reporting and Backup Withholding

Information returns will be filed annually with the IRS in connection with payments we make on the Notes.  Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.  Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition, and the Non-U.S. Holder may be subject to backup withholding (currently at a rate of 24%) on payments on the Notes or on the proceeds from a sale or other disposition of the Notes.  The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will generally be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act and related IRS guidance concerning foreign account tax compliance rules (“FATCA’’) impose a 30% U.S. withholding tax on certain payments (which include interest payments on the Notes) made to a non-United States entity that fails to take required steps to provide information regarding its “United States accounts” or its direct or indirect “substantial United States owners,” as applicable, or to make a required certification that it has no such accounts or owners.  We will not be obligated to make any “gross up” or additional payments in respect of amounts withheld on the Notes if we determine that we must so withhold in order to comply with FATCA in respect of the amounts described above.  Prospective investors should consult their own tax advisors regarding FATCA and whether it may be relevant to the ownership and disposition of the Notes.

BOOK-ENTRY SYSTEM

We have obtained the information in this section concerning DTC and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Each series of the Notes initially will be represented by one or more fully registered global securities.  Each global security will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co., DTC’s nominee.

Investors may elect to hold interests in each global security through either DTC in the United States or Clearstream or the Euroclear System in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems.  Clearstream and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.  Citibank N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).

You may hold your interests in a global security in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system.  So long as DTC or its nominee is the registered owner of the global securities representing the Notes, DTC or such nominee will be considered the sole owner and holder of the Notes for all purposes of the Notes and the Indenture.  Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the Indenture, including for purposes of receiving any reports that we or the Trustee deliver pursuant to the Indenture.  Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes.

Unless and until we issue the Notes in fully certificated form under the limited circumstances described below under the heading “—Certificated Notes”:

•                  you will not be entitled to receive physical delivery of a certificate representing your interest in the Notes;

•                  all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•                  all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the Notes.  The Notes will be issued as fully registered securities registered in the name of Cede & Co. DTC is:

•                  a limited-purpose trust company organized under the New York Banking Law;

•                  a “banking organization” within the meaning of the New York Banking Law;

•                  a member of the Federal Reserve System;

•                  a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•                  a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC.  DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).  DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies.  DTCC is owned by the users of its regulated subsidiaries.  Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.  The rules applicable to DTC and its participants are on file with the SEC.  More information about DTC can be found at www.dtcc.com.  The contents of such website do not constitute part of this prospectus supplement.

If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in the Notes, you must do so through a direct participant or an indirect participant.  DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.  The SEC has on file a set of the rules applicable to DTC and its direct participants.

Purchases of the Notes under DTC’s system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records.  The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants.  Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owners entered into the transaction.  Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners.  Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the Notes, except as provided below in “—Certificated Notes.”

To facilitate subsequent transfers, all Notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC.  The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee has no effect on beneficial ownership.  DTC has no knowledge of the actual beneficial owners of the Notes.  DTC’s records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners.  The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the Trustee will pay interest and principal payments to Cede & Co., as nominee of DTC.  DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owners.  You may experience some delay in receiving your payments under this system.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Notes.  Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to Notes on your behalf.  We and the Trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Trustee will not recognize you as a holder of any Notes under the Indenture and you can only exercise the rights of a holder indirectly through DTC and its direct participants.  DTC has advised us that it will only take action regarding a Note if one or more of the direct participants to whom the Note is credited direct DTC to take such action.  DTC can only act on behalf of its direct participants.  Your ability to pledge Notes to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Notes.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for Notes in definitive form in accordance with the terms of the Notes, the Notes may not be transferred except as a whole by DTC to a nominee of DTC; as a whole by a nominee of DTC to DTC or another nominee of DTC; or as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of such successor.

We will issue Notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•                  DTC notifies us that it is no longer willing or able to discharge its responsibilities properly or DTC is no longer a registered clearing agency under the Exchange Act, and we are unable to locate a qualified successor within 90 days;

•                  an event of default has occurred and is continuing under the Indenture and beneficial owners representing a majority in aggregate principal amount of the Notes represented by global securities advise DTC to cease acting as depositary; or

•                  we, at our option, and subject to DTC’s procedures, elect to terminate use of the book-entry system through DTC.

If any of the above events occurs, DTC is required to notify all direct participants that Notes in fully certificated registered form are available through DTC.  DTC will then surrender each global security representing the Notes along with instructions for re-registration.  The Trustee will re-issue the Notes in fully certificated registered form and will recognize the registered holders of the certificated Notes as holders under the Indenture.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds.  Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.  Secondary market trading between Clearstream participants and/or Euroclear System participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear System participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).  The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.  Clearstream participants and Euroclear System participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Notes received in Clearstream or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date.  Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear System participant or Clearstream participant on such business day.  Cash received in Clearstream or the Euroclear System as a result of sales of the Notes by or through a Clearstream participant or a Euroclear System participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

UNDERWRITING (CONFLICTS OF INTEREST)

We have entered into an underwriting agreement with respect to the Notes with the underwriters listed below, for whom J.P. Morgan Securities LLC and Scotia Capital (USA) Inc. are acting as representatives.  Subject to certain conditions, each of the underwriters has severally agreed to purchase the principal amount of Notes indicated in the following table:

Name	Principal Amount of Floating Rate Notes	Principal Amount of Fixed Rate Notes
J.P. Morgan Securities LLC	$	$
Scotia Capital (USA) Inc.

Total	$	$

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes are subject to certain conditions, including the receipt of legal opinions relating to certain matters.  The underwriters must purchase all of the Floating Rate Notes or the Fixed Rate Notes, respectively, if they purchase any of the Floating Rate Notes or the Fixed Rate Notes.  However, the sales of the Floating Rate Notes and the Fixed Rate Notes are not conditioned upon each other, and we may consummate the sale of one series and not the other, or consummate the sales at different times.  If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters are offering the Notes subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions.  The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The Notes sold by the underwriters to the public will initially be offered at the prices to public set forth on the cover of this prospectus supplement and may be offered to certain dealers at these prices less a concession not in excess of (i)            % of the aggregate principal amount of the Floating Rate Notes or (ii)           % of the aggregate principal amount of the Fixed Rate Notes.  The underwriters may allow, and those dealers may reallow, a discount not in excess of (i)            % of the aggregate principal amount of the Floating Rate Notes or (ii)            % of the aggregate principal amount of the Fixed Rate Notes to certain other dealers.  If all of the Notes are not sold at the prices to public, the underwriters may change the prices to public and the other selling terms.

The expenses of the offerings, not including the respective underwriting discounts, are estimated to be approximately $565,000.  The underwriters have agreed to reimburse us for $            of these expenses.

New Issues

Each series of the Notes will be a new issue of securities with no established trading market.  The Notes will not be listed on any securities exchange or included in any automated quotation system.  We have been advised by the underwriters that the underwriters intend to make a market in each series of the Notes, but they are not obligated to do so and may discontinue market making at any time without notice.  No assurance can be given as to the liquidity of any trading markets for the Notes.

Price Stabilization and Short Positions

In connection with the offerings, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the prices of the Notes.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the underwriters of a greater aggregate principal amount of Notes than they are required to purchase in the offerings.  Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the Notes while the offerings are in process.

These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the Notes.  As a result, the prices of the Notes may be higher than the prices that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued by the underwriters at any time.  These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities.  In the ordinary course of their respective businesses, some of the underwriters and/or their affiliates have in the past and may in the future provide us and our affiliates with commercial banking, investment banking, financial advisory and other services for which they have received and in the future will receive customary fees.

In addition, in the ordinary course of their respective business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

Certain of the underwriters or their affiliates have a lending relationship with us and our affiliates.  Certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us and our affiliates consistent with their customary risk management policies.  Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby.  Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

We expect delivery of the Notes will be made against payment therefor on or about March       , 2019, which is the third business day following the pricing of the Notes (such settlement being referred to as “T+3”).  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required by virtue of the fact that the Notes will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Conflicts of Interest

The aggregate net proceeds from the sale of the Notes will be used to repay a portion of our outstanding commercial paper.  To the extent any of the underwriters or their affiliates own our commercial paper, such party would receive a portion of the aggregate net proceeds from the sale of the Notes. Accordingly, any such underwriter may have a conflict of interest, in that it has an interest in the offerings beyond the underwriting discount it receives in connection with the offerings.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

Prohibition of Sales to EEA Retail Investors

The Notes may not be offered, sold or otherwise made available to any retail investor in the EEA.  For the purposes of this provision:

(a)  the expression “retail investor” means a person who is one (or more) of the following:

(i)                                     a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)                                  a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)                               not a qualified investor as defined in the Prospectus Directive; and

(b)                                 the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Duke Energy Corporation.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the offering.

Notice to Prospective Investors in Hong Kong

The Notes have not been offered and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”), and the Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the Notes have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the Notes offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The Notes may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer.  Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and the accompanying prospectus and any other materials relating to the Notes are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offers described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations.  We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

LEGAL MATTERS

The validity of the Notes will be passed upon for Duke Energy Corporation by Robert T. Lucas III, Esq., who is Deputy General Counsel of Duke Energy Business Services LLC, the service company affiliate of Duke Energy Corporation.  Certain legal matters with respect to the offerings of the Notes will be passed upon for Duke Energy Corporation by Hunton Andrews Kurth LLP, New York, New York.  Sidley Austin LLP, New York, New York, has acted as counsel to the underwriters.  Sidley Austin LLP acts and, in the past has acted, as counsel to Duke Energy Corporation and certain of its subsidiaries in connection with various matters.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our filings with the SEC, as well as additional information about us, are also available to the public through our website at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC.  The information on our website is not a part of this prospectus supplement or the accompanying prospectus.  Our filings are also available to the public through the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.  This prospectus supplement incorporates by reference the documents incorporated in the accompanying prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC.  We incorporate by reference the documents listed below and any future documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offerings are completed:

•                  Annual Report on Form 10-K for the year ended December 31, 2018; and

•                  Current Report on Form 8-K filed on February 28, 2019.

We will provide you without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus supplement.  You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

Prospectus

Duke Energy Corporation

Common Stock

Debt Securities

From time to time, we may offer the securities described in the prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.

We will provide specific terms of these offerings and securities in supplements to this prospectus. You should read carefully this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol “DUK.”

Investing in our securities involves risks. You should carefully consider the information in the section entitled “Risk Factors” contained in our periodic reports filed with the Securities and Exchange Commission and incorporated by reference into this prospectus before you invest in any of our securities.

We may offer and sell the securities directly, through agents we select from time to time or to or through underwriters or dealers we select. If we use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we expect to receive from that sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 26, 2017.

Prospectus

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this prospectus. This information is available for you to review at the Securities and Exchange Commission’s, or SEC’s, public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain those documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

Investor Relations Department

Duke Energy Corporation

P.O. Box 1005

Charlotte, North Carolina 28201

(704) 382-3853 or (800) 488-3853 (toll-free)

See “Where You Can Find More Information” in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Duke Energy filed with the SEC utilizing a “shelf” registration process. Under the shelf registration process, we are registering an unspecified amount of our common stock and debt securities, and may issue any of such securities in one or more offerings.

This prospectus provides general descriptions of the securities we may offer. Each time securities are sold, a prospectus supplement will provide specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described under the caption “Where You Can Find More Information.”

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Duke Energy,” “we,” “us” and “our” or similar terms are to Duke Energy Corporation and its subsidiaries.

i

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our management’s beliefs and assumptions and can often by identified by terms and phrases that include “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made and we expressly disclaim an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

THE COMPANY

Duke Energy, together with its subsidiaries, is a diversified energy company with operations in three primary business segments: Regulated Utilities, Commercial Portfolio, and International Energy. Through these businesses, we supply, deliver and process energy for customers in the United States and selected international markets.

Duke Energy’s Regulated Utilities segment consists of regulated generation and electric and gas transmission and distribution systems. The segment’s generation portfolio includes a balanced mix of energy resources having different operating characteristics and fuel sources. In our regulated electric operations, we serve approximately 7.4 million retail electric customers in six states in the Southeast and Midwest regions of the United States and we own 50,170 megawatts of generating capacity serving an area of approximately 95,000 square miles with an estimated population of 24 million people. Regulated Utilities also serves 525,000 retail natural gas customers in southwestern Ohio and northern Kentucky. Electricity is also sold wholesale to incorporated municipalities, electric cooperative utilities and other load-serving entities.

Duke Energy’s Commercial Portfolio segment builds, develops and operates wind and solar renewable generation and storage and energy transmission projects throughout the United States. The portfolio includes nonregulated renewable energy, electric transmission, natural gas infrastructure and energy storage businesses.

Duke Energy’s International Energy segment operates and manages power generation facilities and engages in sales and marketing of electric power, natural gas, and natural gas liquids outside the United States. Its activities principally target power generation in Latin America. Additionally, International Energy owns a 25 percent interest in National Methanol Company (“NMC”), a large regional producer of methyl tertiary butyl ether (a gasoline additive), located in Saudi Arabia. International Energy’s ownership interest will decrease to 17.5 percent upon the successful startup of NMC’s polyacetal production facility, which is expected to occur in early 2017. In February 2016, we announced that we had initiated a process to divest our International Energy business segment, excluding the equity method investment in NMC. We are actively marketing the business. Non-binding offers have been received and are being evaluated. There is no assurance that this process will result in a transaction and the timing for execution of a potential transaction is uncertain.

We are a Delaware corporation. The address of our principal executive offices is 550 South Tryon Street, Charlotte, North Carolina 28202-1803 and our telephone number is (704) 382-3853. Our common stock is listed and trades on the New York Stock Exchange under the symbol “DUK”.

The foregoing information about Duke Energy is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy, you should refer to the information described under the caption “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our Form 10-K for the year ended December 31, 2015, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges have been calculated using the Securities and Exchange Commission guidelines.

	Six Months Ended	Year Ended December 31,
	June 30, 2016	2015	2014	2013	2012(a)	2011
Earnings as defined for the fixed charges calculation:
Add:
Pretax income from continuing operations(b)	$1,630	$4,053	$3,998	$3,657	$2,068	$1,975
Fixed charges	1,071	1,859	1,871	1,886	1,510	1,057
Distributed income of equity investees	18	104	136	109	151	149
Deduct:
Preferred dividend requirements of subsidiaries	—	—	—	—	3	—
Interest capitalized	8	18	7	8	30	46
Total earnings:	$2,711	$5,998	$5,998	$5,664	$3,696	$3,135
Fixed charges:
Interest on debt, including capitalized portions	$1,039	$1,733	$1,733	$1,760	$1,420	$1,026
Estimate of interest within rental expense	32	126	138	126	87	31
Preferred dividend requirements	—	—	—	—	3	—
Total fixed charges	$1,071	$1,859	$1,871	$1,886	$1,510	$1,057
Ratio of earnings to fixed charges	2.5	3.2	3.2	3.0	2.4	3.0
Ratio of earnings to fixed charges and Preferred dividends combined(c)	2.5	3.2	3.2	3.0	2.4	3.0

(a)                                 Includes the results of Progress Energy, Inc. beginning on July 2, 2012.

(b)                                 Excludes amounts attributable to noncontrolling interests and income or loss from equity investees.

(c)                                  For the periods presented, Duke Energy Corporation had no preferred stock outstanding

DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or the DGCL, and our amended and restated certificate of incorporation. The following discussion is a summary of our amended and restated certificate of incorporation and by-laws and is qualified in its entirety by reference to those documents.

General

Our total number of authorized shares of capital stock consists of 2 billion shares of common stock, par value $0.001 per share, and 44 million shares of preferred stock, par value $0.001 per share.

Common Stock

Except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of any outstanding shares of common stock vote together as a class, and every holder of common stock is entitled to cast one vote in person or by proxy for each share of common stock standing in such holder’s name on our books. We do not have a classified board of directors nor do we permit cumulative voting.

Holders of common stock are not entitled to any preemptive rights to subscribe for additional shares of common stock nor are they liable to further capital calls or to assessments by us.

Subject to applicable law and the rights, if any, of the holders of any class or series of preferred stock having a preference over the rights to participate with the common stock with respect to the payment of dividends, holders of our common stock are entitled to receive dividends or other distributions as declared by our board of directors at its discretion.

The board of directors may create a class or series of preferred stock with dividends the rate of which is calculated by reference to, and payment of which is concurrent with, dividends on shares of common stock.

Preferred Stock

Our board of directors has the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of preferred stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of preferred stock to the full extent now or as may in the future be permitted by the law of the State of Delaware. The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. Except as otherwise required by law, as provided in the certificate of incorporation or as determined by our board of directors, holders of preferred stock will not have any voting rights and will not be entitled to any notice of shareholder meetings.

Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control

Under our certificate of incorporation, the board of directors has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any class or any series of any class of the preferred stock.

The certificate of incorporation also provides that a director may be removed from office with or without cause. However, subject to applicable law, any director elected by the holders of any series of preferred stock may be removed without cause only by the holders of a majority of the shares of such series of preferred stock.

Our certificate of incorporation requires an affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all our classes entitled to vote generally in the election of directors, voting together as a single class, to amend, alter or repeal provisions in the certificate of incorporation which relate to the number of directors and vacancies and newly created directorships.

Our certificate of incorporation provides that certain actions required or permitted to be taken at an annual or special meeting of shareholders may be effected without a meeting by written consent of the holders of our common stock, but only if such action is taken in accordance with our certificate of incorporation, our by-laws and applicable law.

Our by-laws provide that, except as expressly required by the certificate of incorporation or by applicable law, and subject to the rights of the holders of any series of preferred stock, special meetings of the shareholders or of any series entitled to vote may be called for any purpose or purposes only by the Chairman of the board of directors or by the board of directors. In addition, special meetings of the shareholders or of any class or series entitled to vote may also be called by our Secretary upon the written request by the holders of record at the time such request is delivered representing at least fifteen percent (15%) of the outstanding shares of our common stock.

The provisions of our certificate of incorporation and by-laws conferring on our board of directors the full authority to issue preferred stock, the restrictions on removing directors elected by holders of preferred stock, the supermajority voting requirements relating to the amendment, alteration or repeal of the provisions governing the number of directors and filling of vacancies and newly created directorships, and the requirement that shareholders act at a meeting unless all shareholders agree in writing, in certain instances could have the effect of delaying, deferring or preventing a change in control or the removal of existing management.

DESCRIPTION OF DEBT SECURITIES

Duke Energy will issue the debt securities, whether senior or subordinated, in one or more series under its Indenture, dated as of June 3, 2008, as supplemented from time to time. Unless otherwise specified in the applicable prospectus supplement, the trustee under the Indenture, or the Indenture Trustee, will be The Bank of New York Mellon Trust Company, N.A. A copy of the Indenture is an exhibit to the registration statement, of which this prospectus is a part.

Duke Energy conducts its business through subsidiaries. Accordingly, its ability to meet its obligations under the debt securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Energy. In addition, the rights that Duke Energy and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors. Certain subsidiaries of Duke Energy have incurred substantial amounts of debt in the operations and expansion of their businesses, and Duke Energy anticipates that certain of its subsidiaries will do so in the future.

Holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, certain of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. Unless otherwise specified in a prospectus supplement, the Indenture will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

The following description of the debt securities is only a summary and is not intended to be comprehensive. For additional information you should refer to the Indenture.

General

The Indenture does not limit the amount of debt securities that Duke Energy may issue under it. Duke Energy may issue debt securities from time to time under the Indenture in one or more series by entering into supplemental indentures or by its board of directors or a duly authorized committee authorizing the issuance.

The debt securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

Provisions Applicable to Particular Series

The prospectus supplement for a particular series of debt securities being offered will disclose the specific terms related to the offering, including the price or prices at which the debt securities to be offered will be issued. Those terms may include some or all of the following:

•                  the title of the series;

•                  the total principal amount of the debt securities of the series;

•                  the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Energy has to change the date on which principal is payable;

•                  the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•                  any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

•                  whether Duke Energy may extend the interest payment periods and, if so, the terms of the extension;

•                  the place or places where payments will be made;

•                  whether Duke Energy has the option to redeem the debt securities and, if so, the terms of its redemption option;

•                  any obligation that Duke Energy has to redeem the debt securities through a sinking fund or to purchase the debt securities through a purchase fund or at the option of the holder;

•                  whether the provisions described under “Satisfaction and Discharge; Defeasance and Covenant Defeasance” will not apply to the debt securities;

•                  the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

•                  if payments may be made, at Duke Energy’s election or at the holder’s election, in a currency other than that in which the debt securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•                  the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•                  whether the debt securities will be issuable as global securities and, if so, the securities depositary;

•                  any changes in the events of default or covenants with respect to the debt securities;

•                  any index or formula used for determining principal, premium or interest;

•                  the terms of the subordination of any series of subordinated debt;

•                  if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

•                  the person to whom any interest shall be payable if other than the person in whose name the debt security is registered on the regular record date for such interest payment; and

•                  any other terms.

Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy will issue the debt securities only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the debt securities. Duke Energy may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange (excluding certain exchanges not constituting a transfer as set forth in the Indenture). Subject to the terms of the Indenture and the limitations applicable to global securities, transfers and exchanges of the debt securities may be made at The Bank of New York Mellon Trust Company, N.A., 101 Barclay Street, New York, New York 10286 or at any other office maintained by Duke Energy for such purpose.

The debt securities will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Energy states otherwise in the applicable prospectus supplement. Duke Energy may at any time deliver executed debt securities to the Indenture Trustee for authentication, and the Indenture Trustee shall authenticate such debt securities upon the written request of Duke Energy and satisfaction of certain other conditions set forth in the Indenture.

Duke Energy may offer and sell the debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Global Securities

We may issue some or all of the Debt Securities as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. We will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

As long as the securities depositary or its nominee is the registered holder of a global security representing Debt Securities, that person will be considered the sole owner and holder of the global security and the securities it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

•                  may not have the global security or any Debt Securities registered in their names;

•                  may not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for the global security; and

•                  will not be considered the owners or holders of the global security or any Debt Securities for any purposes under the applicable securities or the related mortgage or indenture.

We will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called “participants” in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Debt Securities the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•                  the securities depositary, with respect to participants’ interests; and

•                  any participant, with respect to interests the participant holds on behalf of other persons.

Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global security representing Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•                  Duke Energy Corporation;

•                  the applicable trustee; or

•                  any agent of either of them.

Redemption

Provisions relating to the redemption of debt securities will be set forth in the applicable prospectus supplement. Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy may redeem debt securities only upon notice mailed at least thirty (30), but not more than sixty (60) days before the date fixed for redemption. Unless Duke Energy states otherwise in the applicable prospectus supplement, that notice may state that the redemption will be conditional upon the Indenture Trustee, or the applicable paying agent, receiving sufficient funds to pay the principal, premium and interest on those debt securities on the date fixed for redemption and that if the Indenture Trustee or the applicable paying agent does not receive those funds, the redemption notice will not apply, and Duke Energy will not be required to redeem those debt securities. If less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed shall be selected by the Indenture Trustee by such method as the Indenture Trustee shall deem fair and appropriate.

Duke Energy will not be required to:

•                  issue, register the transfer of, or exchange any debt securities of a series during the fifteen (15) day period before the date the notice is mailed identifying the debt securities of that series that have been selected for redemption; or

•                  register the transfer of or exchange any debt security of that series selected for redemption except the unredeemed portion of a debt security being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

The Indenture provides that Duke Energy may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Energy’s obligations under the Indenture and the debt securities issued under it, and Duke Energy must deliver to the Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Energy under the Indenture, and Duke Energy will be relieved of its obligations under the Indenture and the debt securities.

Modification; Waiver

Duke Energy may modify the Indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series of debt securities that are affected by the modification, voting as one class. The consent of the holder of each outstanding debt security affected is, however, required to:

•                  change the maturity date of the principal or any installment of principal or interest on that debt security;

•                  reduce the principal amount, the interest rate or any premium payable upon redemption of that debt security;

•                  reduce the amount of principal due and payable upon acceleration of maturity;

•                  change the currency of payment of principal, premium or interest on that debt security;

•                  impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

•                  reduce the percentage in principal amount of debt securities of any series required to modify the Indenture, waive compliance with certain restrictive provisions of the Indenture or waive certain defaults; or

•                  with certain exceptions, modify the provisions of the Indenture governing modifications of the Indenture or governing waiver of covenants or past defaults.

In addition, Duke Energy may modify the Indenture for certain other purposes, without the consent of any holders of debt securities.

Unless Duke Energy states otherwise in the applicable prospectus supplement, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, for that series, Duke Energy’s compliance with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding debt securities of all series under the Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any debt security or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding debt security of the series affected.

Events of Default

The following are events of default under the Indenture with respect to any series of debt securities, unless Duke Energy states otherwise in the applicable prospectus supplement:

•                  failure to pay principal of or any premium on any debt security of that series when due;

•                  failure to pay when due any interest on any debt security of that series that continues for sixty (60) days; for this purpose, the date on which interest is due is the date on which Duke Energy is required to make payment following any deferral of interest payments by it under the terms of debt securities that permit such deferrals;

•                  failure to make any sinking fund payment when required for any debt security of that series that continues for sixty (60) days;

•                  failure to perform any other covenant in the Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for ninety (90) days after the Indenture Trustee or the holders of at least 33% of the outstanding debt securities of that series give Duke Energy and, if such notice is given by the holders, the Indenture Trustee written notice of the default; and

•                  certain bankruptcy, insolvency or reorganization events with respect to Duke Energy.

In the case of the fourth event of default listed above, the Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of debt securities of that series, together with the Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Energy has initiated and is diligently pursuing corrective action within the original grace period.

Duke Energy may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

If an event of default with respect to debt securities of a series occurs and is continuing, then the Indenture Trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration, but before a judgment or decree for payment of the money due has been obtained if:

•                  Duke Energy has paid or deposited with the Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Indenture Trustee; and

•                  all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

The Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of debt securities unless those holders have offered the Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding debt securities of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee or the exercise of any power of the Indenture Trustee with respect to those debt securities. The Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, or in the payment of any sinking or purchase fund installment, from the holders of any series if the Indenture Trustee in good faith considers it in the interest of the holders to do so.

The holder of any debt security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that debt security on its maturity date or redemption date and to enforce those payments.

Duke Energy is required to furnish each year to the Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

The paying agent will pay the principal of any debt securities only if those debt securities are surrendered to it. The paying agent will pay interest on debt securities issued as global securities by wire transfer to the holder of those global securities. Unless Duke Energy states otherwise in the applicable prospectus supplement, the paying agent will pay interest on debt securities that are not in global form at its office or, at Duke Energy’s option:

•                  by wire transfer to an account at a banking institution in the United States that is designated in writing to the Indenture Trustee at least sixteen (16) days prior to the date of payment by the person entitled to that interest; or

•                  by check mailed to the address of the person entitled to that interest as that address appears in the security register for those debt securities.

Unless Duke Energy states otherwise in the applicable prospectus supplement, the Indenture Trustee will act as paying agent for that series of debt securities, and the principal corporate trust office of the Indenture Trustee will be the office through which the paying agent acts. Duke Energy may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

Any money that Duke Energy has paid to the Indenture Trustee or a paying agent for principal, any premium or interest on any debt securities which remains unclaimed at the end of two years after that principal, premium or interest has become due will be repaid to Duke Energy at its request. After repayment to Duke Energy, holders should look only to Duke Energy for those payments.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

Upon the written request of Duke Energy, the Indenture shall be satisfied and discharged (except as to certain surviving rights and obligations specified in the Indenture) when:

•                  either all debt securities have been delivered to the Indenture Trustee for cancellation or all debt securities not delivered to the Indenture Trustee for cancellation are due and payable within one year (at maturity or due to redemption) and Duke Energy has deposited with the Indenture Trustee money or government obligations sufficient to pay and discharge such debt securities to the applicable maturity or redemption date (including principal, any premium and interest thereon);

•                  Duke Energy has paid or caused to be paid all other sums payable under the Indenture by Duke Energy; and

•                  Duke Energy has delivered to the Indenture Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

The Indenture provides that Duke Energy may be:

•                  discharged from its obligations, with certain limited exceptions, with respect to any series of debt securities, as described in the Indenture, such a discharge being called a “defeasance” in this prospectus; and

•                  released from its obligations under certain restrictive covenants especially established with respect to any series of debt securities, as described in the Indenture, such a release being called a “covenant defeasance” in this prospectus.

Duke Energy must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those debt securities on the maturity dates of those payments or upon redemption.

Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default under the Indenture. Following a covenant defeasance, the payment of debt securities may not be accelerated by reference to the covenants from which Duke Energy has been released. A defeasance may occur after a covenant defeasance.

Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant debt securities in which holders of those debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Energy urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

Under current United States federal income tax law, unless accompanied by other changes in the terms of the debt securities, a covenant defeasance should not be treated as a taxable exchange.

Concerning the Indenture Trustee

The Bank of New York Mellon Trust Company, N.A., or BNYM, is the Indenture Trustee. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with BNYM or its affiliates. BNYM or its affiliates also serve as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.

The Indenture Trustee will perform only those duties that are specifically set forth in the Indenture unless an event of default under the Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

Upon any application by Duke Energy to the Indenture Trustee to take any action under any provision of the Indenture, Duke Energy is required to furnish to the Indenture Trustee such certificates and opinions as may be required under the Trust Indenture Act of 1939, as amended.

PLAN OF DISTRIBUTION

We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•                  the name or names of any underwriters;

•                  the purchase price of the securities and the proceeds to us from the sale;

•                  any underwriting discounts and other items constituting underwriters’ compensation;

•                  any public offering price;

•                  any discounts or concessions allowed or reallowed or paid to dealers; and

•                  any securities exchange or market on which the securities may be listed.

Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named in a prospectus supplement relating to such securities. Commissions payable by us to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, us and our subsidiaries or affiliates in the ordinary course of business.

Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Underwriters, and their controlling persons, and agents may be entitled, under agreements we enter into with them, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Duke Energy Corporation’s Annual Report on Form 10-K, and the effectiveness of Duke Energy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

Robert T. Lucas III, Esq., who is our Deputy General Counsel and Assistant Corporate Secretary, and/or counsel named in the applicable prospectus supplement, will issue an opinion about the validity of the securities we are offering in the applicable prospectus supplement. Counsel named in the applicable prospectus supplement will pass upon certain legal matters on behalf of any underwriters.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the

SEC at 1-800-SEC-0330 for further information. Our filings with the SEC, as well as additional information about us, are also available to the public through Duke Energy’s website at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus. Our filings are also available to the public through the SEC website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents incorporated in the prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC. Duke Energy incorporates by reference the documents listed below and any future documents filed by Duke Energy Corporation with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering is completed.

•                  Annual Report on Form 10-K for the year ended December 31, 2015, including the portions of our definitive proxy statement filed on Schedule 14A on March 24, 2016 that are incorporated by reference therein;

•                  Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2015;

•                  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, and June 30, 2016; and

•                  Current Reports on Form 8-K filed on January 4, 2016, January 6, 2016, February 18, 2016 (solely with respect to Item 5.02), February 29, 2016, March 7, 2016, April 1, 2016, April 12, 2016, May 10, 2016, June 10, 2016, August 12, 2016, and August 25, 2016.

We will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department

Duke Energy Corporation

P.O. Box 1005

Charlotte, North Carolina 28201

(704) 382-3853 or (800) 488-3853 (toll-free)

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities described in this prospectus in any state where the offer or sale is not permitted. You should assume that the information contained in the prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.